UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment #2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Black Hawk Exploration, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

1041
(Primary Standard Industrial Classification Code Number)

27-0670160
(I.R.S. Employer Identification Number)

1174 Manito NW, PO Box 363, Fox Island, WA 98333
Telephone: (253) 973-7135, Fax: (253)549 4329
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Southwest Business Services LLC
9360 W. Flamingo #110-158
Las Vegas, NV 89147
Tel: 702-382-1714, fax 702-382-1759
(Name, address and telephone number of agent for service)

Please send copies of all correspondence to:
William L. MacDonald
Macdonald Tuskey Corporate & Securities Lawyers
Suite #1210, 777 Hornby Street, Vancouver, B.C., V6Z 1S4, Canada
Telephone: (604) 648-1670, Facsimile: (604)681-4760

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☐ Smaller reporting company  ☑

APPLICABLE ONLY TO CORPORATE ISSUERS

As of May 12, 2010, the Company had 60,236,722 issued and outstanding shares of its common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment #2 on Form S-1/A to the Registration on Form S-1/A which was filed with the Securities Exchange Commission on April 26, 2010 (the “Amended Filing”) is being filed to amend or include certain disclosures contained in the Exhibits.

Except for the Amendment described above, this Form S-1/A does not modify or update other disclosures in the Amended Filing which are incorporated by reference herein.

EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Black Hawk Exploration, Inc.(1)

3.2	Certificate of Change filed with the Nevada Secretary of State on April 6, 2007 (2)

3.3	Bylaws of Black Hawk Exploration, Inc. (1)

4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)

5.1	Legal Opinion of Macdonald Tuskey (5)

10.1	Property Interest Purchase Agreement between Black Hawk Exploration, Inc. and Hunt Mountain Resources, dated, December 10, 2009 (3)

10.2	Share Issuance Agreement between Black Hawk Exploration, Inc. and Blue Leaf Capital Limited, dated October 19, 2009 (4)

21	List of Subsidiaries: Golden Black Hawk, Inc. Blue Lithium Energy Inc.

23.1	Consent of LBB & Associates LLP

23.2	Consent of Macdonald Tuskey (5)

(1)	Included as an exhibit to our Registration Statement on Form SB-2 filed on January 17, 2006.
(2)	Included as an exhibit to our Current Report on Form 8-K filed on May 9, 2007.
(3)	Included as an exhibit to our Current Report on Form 8-K filed on December 15, 2009.
(4)	Included as an exhibit to our Current Report on Form 8-K filed on October 21, 2009
(5)	Included as an exhibit to our Registration Statement on Form S-1 filed on April 26, 2010.

UNDERTAKINGS

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

	(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fox Island, Washington State, on May 12, 2010.

BLACK HAWK EXPLORATION, INC.

By:	/s/ Kevin Murphy
Kevin Murphy
President, Chief Executive Officer, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Kevin Murphy	President, Chief Executive Officer, Director	May 12, 2010
Kevin Murphy

/s/ Howard Bouch	Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, Director	May 12, 2010
Howard Bouch